Exhibit 99.1

Active Power Reports Fourth Quarter and Year End 2012 Results

UPS Sales Up 34% in 2012, Driving Record Gross Margin

AUSTIN, Texas (Feb. 19, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, reported results for the fourth quarter and full year ended Dec. 31, 2012.

Q4 2012 and Full Year Financial Highlights
•	2012 revenue reached $76.3 million.

•	Gross margin in 2012 expanded to a record 32.4% versus 23.7% in 2011. Gross margin in fourth quarter of 2012 increased to 39.5% versus 20.2% in the fourth quarter of 2011.

•	UPS sales were up 21% in the fourth quarter of 2012 as compared to the fourth quarter of 2011 and up 34% for the year.

•	2012 service revenue increased 11% versus 2011.

•	Reduced full year net loss from $7.1 million or $(0.44) per share to $1.9 million or $(0.10) per share, a 73% improvement.

•
Adjusted EBITDA in 2012 was $1.3 million versus an adjusted EBITDA loss of $3.8 million in 2011. Refer to definition and an important discussion below about the presentation of adjusted EBITDA, a non-GAAP term.

Operational Highlights
•	Launched Active Power’s next generation CleanSource® High Density (CSHD) UPS product platform and received first order for four CSHD 625 kVA systems for one of the largest auto manufacturers in China.

•	Formed strategic partnership with IO that enables Active Power to integrate best-in-class IO.OS platform into PowerHouse™ and CleanSource UPS product portfolio.

•	Appointed Dr. Ake Almgren as chairman of the company’s board of directors.

Management Commentary
“While overall sales climbed slightly from 2011, we derived nearly 38% more gross profit dollars,” said Doug Milner, president and CEO, Active Power. “Our field sales teams delivered 34% growth in our core UPS business, while we achieved double-digit growth in our service business and executed on key productivity initiatives. Given these successes, we believe we have set the stage for a strong 2013.”

“Our focus in 2013 will be to accelerate growth in our core UPS and PowerHouse product lines as we begin shipping our new CSHD 625 kVA and 750 kVA products and start to convert our growing sales pipeline into revenue. We believe the unmatched benefits of our products’ power density, reliability, and total cost of ownership supported by a stronger operating platform affords us a strong competitive position in the critical power infrastructure space.”

Q4 and Full Year 2012 Financial Results
Revenue in the fourth quarter of 2012 was $15.2 million compared to $18.3 million in the fourth quarter of 2011. The decrease in revenue is primarily attributed to the inability of the company to recognize revenue from a single multimillion dollar order due to changes in the deployment schedule for our products on a particular project. However, it is anticipated the revenue for this project will be recognized in the first quarter of 2013. For the full year, total revenue was $76.3 million compared to $75.5 million in 2011.

Gross profit margin in the fourth quarter of 2012 was 39.5%, an increase from 20.2% in the fourth quarter of 2011. For the full year, gross profit margin improved to a record 32.4% from 23.7% in 2011.

Net loss in the fourth quarter was $0.4 million or $(0.02) per share, an improvement from a loss of $3.3 million or $(0.21) per share in the fourth quarter of 2011. For the full year, net loss decreased 73% to $1.9 million or $(0.10) per share compared to a loss of $7.1 million or $(0.44) per share in 2011.

Comparative period per share calculations were adjusted for the 5-for-1 reverse stock split that became effective at 5:00 p.m. (ET) on Dec. 21, 2012.

Beginning in the fourth quarter of 2012, the company began to report adjusted EBITDA, which totaled $0.5 million, an improvement from an adjusted EBITDA loss of $2.4 million in the fourth quarter of 2011. For the full year, adjusted EBITDA was $1.3 million as compared to an adjusted EBITDA loss of $3.8 million in 2011.

Cash and cash equivalents at Dec. 31, 2012, totaled $13.2 million compared to $10.4 million at Dec. 31, 2011.

Outlook
Active Power expects first quarter 2013 revenue to range between $18 million and $21 million. First quarter earnings per share are expected to be between breakeven and $0.03 per share. This outlook is subject to a number of factors, including those outside of the company’s control, such as customer deployment schedules which may result in actual revenues and earnings to vary outside these ranges.

Changes in cash and investments in the first quarter are expected to be minimal and driven by changes in working capital requirements.

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, Feb. 19, 2013, at 4:30 p.m. (ET) to discuss its fourth quarter and year end 2012 results. Interested parties can dial into the call at the time of the event at (866) 963-1214. For callers outside the United States, please dial (904) 520-5765.

To listen to the live webcast, click here. A replay of the webcast will be available via Active Power’s investor relations website at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties, including statements relating to the stage being set for a strong 2013; our focus in 2013; that our product benefits and operating platform will significantly improve our competitive position in 2013; our revenue and earnings per share guidance for the first quarter 2013; and our expected changes in cash and investments. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, our dependence on our relationships with Hewlett Packard and Caterpillar and on distributors; our increased emphasis on larger and more complex system solutions; the success of our product development efforts and our ability to manufacture and deliver products in a timely manner; the level of acceptance of our current and future products in the market; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; risks related to our international operations; and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource, and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse, and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Media Contact:
Lee Higgins
Senior Public Relations Manager
512-744-9488
lhiggins@activepower.com

Investor Contact:
Ron Both
Liolios Group, Inc.
949-574-3860
acpw@liolios.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2012	2011	2012	2011

Product revenue	$11,497	$14,760	$62,031	$62,650
Service and other revenue	3,750	3,570	14,284	12,832
Total revenue	15,247	18,330	76,315	75,482

Cost of product revenue	6,902	12,039	42,510	47,664
Cost of service and other revenue	2,325	2,580	9,091	9,917
Total cost of goods sold	9,227	14,619	51,601	57,581

Gross profit	6,020	3,711	24,714	17,901

Operating expenses:
Research and development	1,395	1,460	5,440	4,739
Selling and marketing	3,248	3,415	14,139	13,812
General & administrative	1,686	2,147	6,861	6,230
Total operating expenses	6,329	7,022	26,440	24,781
Operating Income/(loss)	(309)	(3,311)	(1,726)	(6,880)

Interest expense, net	(81)	(76)	(327)	(225)
Other income (expense), net	(28)	45	131	11
Net Loss	$(418)	$(3,342)	$(1,922)	$(7,094)

Basic & diluted Net Loss per share	$(0.02)	$(0.21)	$(0.10)	$(0.44)
Weighted Average Shares Outstanding basic & diluted	19,134	16,065	18,584	16,017

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	December 31	December 31
	2012	2011
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$13,180	$10,357
Restricted cash	-	389
Accounts receivable, net	18,206	11,163
Inventories	11,079	9,439
Prepaid expenses and other	567	414
Total current assets	43,032	31,762
Property and equipment, net	2,458	2,861
Deposits and other	309	404
Total assets	$45,799	$35,027

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$4,036	$4,757
Accrued expenses	4,948	5,351
Deferred revenue	4,568	2,366
Revolving line of credit	5,535	5,535
Total current liabilities	19,087	18,009

Long-term liabilities	713	726
Stockholders' equity:
Common stock- $.01 par value; 30,000 shares authorized; 19,171 and 16,116 shares issued and 19,125 and 16,088 shares outstanding	19	16
Treasury stock	(144)	(115)
Additional paid-in capital	288,619	277,087
Accumulated deficit	(262,817)	(260,895)
Other accumulated comprehensive income	322	199
Total stockholders’ equity	25,999	16,292
Total liabilities and stockholders’ equity	$45,799	$35,027

ACTIVE POWER, INC.
SUPPLEMENTAL INFORMATION

Revenue by Product	3 Months Ended December 31,				Year Ended December 31,
	2012	% of total	2011	% of total	2012	% of total	2011	% of total
UPS	$6,811	44%	$5,630	31%	$35,366	46%	$26,388	35%
MIS	$4,686	31%	$9,132	50%	$26,665	35%	$36,259	48%
Total Product Revenue	$11,497	75%	$14,762	81%	$62,031	81%	$62,647	83%
Service	$3,750	25%	$3,568	19%	$14,284	19%	$12,835	17%
Total Revenue	$15,247	100%	$18,330	100%	$76,315	100%	$75,482	100%

Revenue by Geography

Americas	$11,632	76%	$11,918	65%	$48,190	63%	$48,653	65%
Asia	$1,277	8%	$2,215	12%	$6,208	8%	$7,769	10%
Europe	$2,338	16%	$4,197	23%	$21,917	29%	$19,060	25%
Total Revenue	$15,247	100%	$18,330	100%	$76,315	100%	$75,482	100%

Adjusted EBITDA
(Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Loss	$(418)	$(3,342)	$(1,922)	$(7,094)
Interest Expense	81	76	327	225
Depreciation Expense	327	290	1,282	1,383
Stock Based Compensation	279	557	1,410	1,706
Impairment of Long-Lived Assets	218	8	218	8
Adjusted EBITDA	$487	$(2,411)	$1,315	$(3,772)

About Presentation of Adjusted EBITDA
Beginning with the reporting of results for the fourth quarter of 2012, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Active Power Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.